Exhibit 99.1

Cadence Bancorporation reports RESULTS FOR 2018

driven by record revenue and

continued balance sheet growth

HOUSTON, TEXAS (January 28, 2019) – Cadence Bancorporation (NYSE:CADE) (“Cadence”) today announced net income for the year ended December 31, 2018 of $166.3 million, or $1.97 per diluted common share (“per share”), compared to $102.4 million, or $1.25 per share for the year ended December 31, 2017.   Net income for the quarter ended December 31, 2018 was $32.3 million, or $0.39 per diluted common share (“per share”), compared to $14.7 million, or $0.17 per share, in the fourth quarter of 2017, and $47.1 million, or $0.56 per share, in the third quarter of 2018. Tangible book value per share(1) was $13.62 in the fourth quarter of 2018, an increase of $1.29 from $12.33 per share as of December 31, 2017 and an increase of $0.47 from $13.15 for the third quarter 2018.

“We are very pleased to report to you another quarter of strong organic growth and operating performance as we conclude what has been a transformational year for Cadence,” stated Paul B. Murphy, Jr., Chairman and Chief Executive Officer of Cadence Bancorporation. “During 2018, our client acquisition and expansion efforts, combined with our quality markets and bankers, resulted in meaningful growth in assets and earnings as the balance sheet grew 16.3% to $12.7 billion, adjusted net income increased 42% to $174.8 million, net interest margin expanded four basis points, and the adjusted efficiency ratio improved from 54.1% for 2017 to 49.6% for 2018.   Importantly, we attained these results while maintaining strong credit results, with net charge-offs of only six basis points for the second year in a row and NPA’s declining as a percent of total loans and OREO during the year.   Our execution remains highly customer-focused while producing excellent returns for our shareholders, most notably this year’s adjusted ROAA of 1.52%(1) and adjusted ROTCE of 16.54%(1).   During the year, our strong performance allowed us to successfully execute on multiple secondary offerings resulting in our stock now being 100% publicly held, a meaningful milestone for our shareholders.

“While we are very proud of 2018, we are excited as we look toward 2019 having closed the State Bank merger on January 1, 2019.  The closing of our fourth and most significant merger is another meaningful step for our organization. We enthusiastically welcome the State Bank customers and associates and look forward to serving our customers, bankers, and communities with the same passion and responsiveness they are accustomed to as we bring together two great institutions.”

At December 31, 2018, State Bank had total assets of $4.9 billion, total loans of $3.4 billion, and total deposits of $4.1 billion.

Highlights:

•

2018 net income was $166.3 million, up meaningfully from $102.4 million for 2017.  Fourth quarter of 2018 net income was $32.3 million, an increase of $17.6 million compared to fourth quarter of 2017, representing strong overall business performance, and a decrease of $14.8 million compared to the third quarter of 2018 due to non-routine expenses(2) and increased loan loss provisions in the fourth quarter of 2018.   Adjusted net income was $174.8 million(1) for 2018, up from $123.3 million for 2017. Fourth quarter of 2018 adjusted net income was $41.5 million(1), an increase of $5.2 million compared to the fourth quarter of 2017 and a decrease of $7.8 million compared to the third quarter of 2018 due to increased loan provisions in the fourth quarter of 2018.

(1)

Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	See Table 7 for a detail of non-routine income and expenses.

o

On a per-share basis, net income was $1.97 per share for 2018 versus $1.25 for 2017; $0.39 per share for the fourth quarter of 2018 compared to $0.17 per share for the fourth quarter of 2017; and down from $0.56 per share for the third quarter of 2018.

▪

Adjusted diluted earnings per share(1) (“EPS”) reflects the impact of non-routine items(2).  Adjusted EPS for 2018 was $2.07 versus $1.51 for 2017.   The fourth quarter adjusted EPS of $0.50 increased $0.07 compared to the prior year’s quarter adjusted EPS of $0.43 and decreased $0.08 compared to the linked quarter adjusted EPS of $0.58. The change in loan provision (recovery) between the periods reduced the fourth quarter of 2018 adjusted EPS by ($0.12), on an after-tax basis compared to the fourth quarter of 2017 and by ($0.09) compared to the third quarter 2018.

o

Full year 2018 returns on average assets, common equity and tangible common equity(1) were 1.45%, 12.07% and 15.73% compared to full year 2017 returns of 1.02%, 8.16% and 11.08%, respectively. Annualized returns on average assets, common equity and tangible common equity(1) for the fourth quarter of 2018 were 1.05%, 9.08% and 11.68%, respectively, compared to 0.55%, 4.32% and 5.71%, respectively, for the fourth quarter of 2017, and 1.61%, 13.40% and 17.32%, respectively, for the third quarter of 2018.

▪

Adjusted annualized returns on average assets(1) and tangible common equity(1) reflect the impact of non-routine items(2). Adjusted annualized returns on average assets(1) and tangible common equity(1) for the full year 2018 were 1.52% and 16.54%, respectively, compared to 1.23% and 13.35%, respectively, for 2017; for fourth quarter of 2018 were 1.34% and 14.98%, respectively, compared to 1.36% and 14.09%, respectively, for the fourth quarter of 2017 and 1.69% and 18.12%, respectively, for the third quarter of 2018.

•

Cadence continued to demonstrate its strong business development with loans ending the quarter at $10.1 billion as of December 31, 2018, an increase of $1.8 billion since December 31, 2017, and an increase of $610.1 million since September 30, 2018.

•

Core deposits (total deposits excluding brokered deposits) likewise reflected strong growth at $9.7 billion as of December 31, 2018, up $1.5 billion from December 31, 2017, and up $839.3 million from September 30, 2018.

•

The continued balance sheet growth in interest earning assets and relatively stable net interest margin (“NIM”) of 3.55% resulted in $124.2 million of total operating revenue(1) in the fourth quarter of 2018, increasing for the twelfth consecutive quarter.

•

The adjusted efficiency ratio(1), which reflects the impact of non-routine items(2), was 49.6% for 2018 and 54.1% for 2017. The adjusted efficiency ratio was 49.0% for the fourth quarter of 2018, compared to 55.6% and 48.4% for the fourth quarter of 2017 and third quarter of 2018, respectively.

•	Credit remains solid, with net charge-offs of six basis points for both 2018 and 2017, and 1 basis point in the fourth quarter of 2018.

Balance Sheet:

Total assets were $12.7 billion as of December 31, 2018, an increase of $1.8 billion, or 16.3%, from December 31, 2017, and an increase of $970 million, or 8.3%, from September 30, 2018.

(1)

Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	See Table 7 for a detail of non-routine income and expenses.

Loans at December 31, 2018 were $10.1 billion, an increase of $1.8 billion, or 21.8%, from December 31, 2017, and an increase of $610.1 million, or 6.5%, from September 30, 2018.  Average loans for the fourth quarter of 2018 were $9.9 billion, an increase of $1.7 billion, or 20.2%, from fourth quarter of 2017, and an increase of $624.7 million, or 6.7%, from the third quarter of 2018.

Increases in loans reflect continued organic demand primarily in our energy, general C&I and residential portfolios compared to prior year, and our energy sector, CRE and residential portfolios compared to linked quarter.  Growth during 2018 also included acquired mortgage loans totaling approximately $214 million as a complement to our CRA lending.

Total deposits at December 31, 2018 were $10.7 billion, an increase of $1.7 billion, or 18.8%, from December 31, 2017, and an increase of $1.2 million, or 12.0%, from September 30, 2018. Average total deposits for the fourth quarter of 2018 were $10.0 billion, an increase of $1.4 billion, or 16.2%, from fourth quarter of 2017, and an increase of $548.9 million, or 5.8%, from third quarter of 2018.

Deposit increases were driven by growth in core customer deposits, with core deposits (total deposits excluding brokered deposits) at $9.7 billion as of December 31, 2018, up $1.5 billion, or 18.1%, from December 31, 2017, and up $839.3 million, or 9.5%, from September 30, 2018. The core deposit growth reflected across the board customer expansion as well as seasonal fourth quarter growth.  Core noninterest-bearing (“NIB”) deposits grew $211.3 million, or 9.4% since December 31, 2017, and $359.2 million, or 17.1% from the third quarter 2018.  Core interest-bearing (“IB”) deposits grew $1.3 billion, or 21.4% since December 31, 2017, and grew $505.1 million, or 7.5% from the prior quarter. State Bank funds on deposit with Cadence amounted to $311 million at December 31, 2018, and $96 million at September 30, 2018, allowing us to benefit partially from State Bank’s strong liquidity position in the fourth quarter of 2018 in advance of the merger.

Shareholders’ equity was $1.4 billion at December 31, 2018, an increase of $79.2 million from December 31, 2017, and an increase of $23.4 million from September 30, 2018.

•

Tangible common shareholders’ equity(1) was $1.1 billion at December 31, 2018, an increase of $92.9 million from December 31, 2017, and an increase of $24.0 million from September 30, 2018.  The fourth quarter 2018 increase resulted from net income of $32.3 million and an increase of $24.7 million in other comprehensive income, partially offset by dividends of $12.5 million and a repurchase of 1,127,991 common shares at an average price of $19.51 per share, or $22.0 million during the quarter as part of the share repurchase program announced in October, 2018.

•

Driven by strong earnings, tangible book value per share(1) was $13.62 as of December 31, 2018, an increase of $1.29 or 10.5% from $12.33 from December 31, 2017, and an increase of $0.47 or 3.6% from $13.15 as of September 30, 2018.

Asset Quality:

Credit quality reflected continued overall credit stability in the loan portfolio, with net charge-offs as a percent of average loans remaining very low during the year at 0.06% for both 2018 and 2017.

•	For the quarter ended December 31, 2018, net charge-offs were $0.2 million, compared to $2.7 million and $3.1 million for the quarters ended December 31, 2017 and September 30, 2018, respectively.

(1)

Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

•

NPAs as a percent of total loans, OREO and other NPAs also remained relatively stable ending the year at 0.8% compared to 0.9% and 0.7% as of December 31, 2017 and September 30, 2018, respectively. NPAs totaled $82.4 million, $70.7 million and $62.8 million as of December 31, 2018, December 31, 2017 and September 30, 2018, respectively.

•

The allowance for credit losses (“ACL”) was $94.4 million, or 0.94% of total loans, as of December 31, 2018, as compared to $87.6 million, or 1.06% of total loans, as of December 31, 2017, $86.2 million, or 0.91% of total loans, as of September 30, 2018.

•

Loan loss provision was $12.7 million for 2018 compared to $9.7 million for 2017. The increase resulted primarily from robust loan growth in 2018. Loan loss provision was $8.4 million for the fourth quarter of 2018 as compared to reversals of ($4.5) million in the prior year’s quarter and ($1.4) million in the linked quarter.  The fourth quarter 2018 provision was driven by the quarter’s loan growth, increased qualitative adjustments related to the recent volatility in oil prices and certain economic factors and an increase in specific reserves, partially offset by a net reduction from credit migration and pay-offs during the quarter.

Total Revenue:

Total operating revenue(1) grew for the twelfth consecutive quarter, with the fourth quarter of 2018 at $124.2 million, up 9.3% from the same period in 2017 and up 1.7% from the linked quarter.  The revenue increases were primarily a result of strong loan and deposit growth during the period combined with relatively stable margins. For 2018, total operating revenue was $482.4 million compared to $426.1 million for 2017.

Net interest income reflected the continued growth in our overall business lines.  Net interest income for 2018 was $387.7 million, up 19% from $326.2 million in 2017.  Net interest income for the fourth quarter of 2018 was $103.1 million, an increase of $15.2 million, or 17.3%, from the same period in 2017, and an increase of $5.0 million, or 5.1%, from the third quarter of 2018.  Our fully tax-equivalent NIM was relatively stable throughout 2018, and down slightly in the fourth quarter of 2018 to 3.55% as compared to 3.59% for the fourth quarter of 2017 and 3.58% for the third quarter of 2018.

Earning asset yields for the fourth quarter of 2018 were 4.95%, up 54 basis points from 4.41% in the fourth quarter of 2017, and up 15 basis points from 4.80% in the third quarter of 2018.

•

Yield on loans, excluding acquired-impaired loans, increased to 5.20% for the fourth quarter of 2018, as compared to 4.47% and 5.08% for the fourth quarter of 2017 and third quarter of 2018, respectively.  Approximately 71% of the loan portfolio is floating at December 31, 2018.

•

Total accretion for acquired-impaired loans was $5.6 million in the fourth quarter of 2018 compared to $8.1 million from the fourth quarter of 2017, and $5.2 million in the third quarter of 2018.  Recovery income was $0.9 million, $2.8 million and $0.4 million for the fourth quarter of 2018, fourth quarter of 2017, third quarter of 2018, respectively.

•	Total loan yields increased to 5.32% for the fourth quarter of 2018 compared to 4.72% for the fourth quarter of 2017 and 5.18% for the third quarter of 2018.
•	Total cost of funds for the fourth quarter of 2018 was 1.51% compared to 0.89% for the fourth quarter of 2017 and 1.33% in the linked quarter.
o	Total cost of deposits for the fourth quarter of 2018 was 1.34% compared to 0.69% for the fourth quarter of 2017, and 1.15% for the linked quarter.
o

The current quarter’s increase in deposit costs reflected the nine-month cumulative lag effect of the March, June and September federal funds rate increases, consistent with our forecasted 55% total deposit beta.

Noninterest income for 2018 was $94.6 million for 2018 resulting in a decrease of 5.2% from $99.9 million for 2017 due to the sale of the insurance company assets and decrease in interchange fees due to commencement of the Durbin Amendment impact in 2018. Noninterest income for the fourth quarter of 2018 was $21.0 million, a decrease of $4.6 million, or 18.1%, from the same period of 2017 due to the insurance sale and Durbin impact, and a decrease of $3.0 million, or 12.4%, from the third quarter of 2018 due to variables in non-fee income revenues and valuations.

•

Total service fees and revenue for the fourth quarter of 2018 were $21.2 million, a decrease of $1.2 million or 5.3% from the same period of 2017, and an increase of $0.7 million or 3.5% from the third quarter of 2018.  As noted, the year over year quarterly decline in fees was driven by the decrease of $1.5 million in insurance revenue due to the sale of the insurance company assets in the second quarter of 2018 and to a $0.8 million decrease in interchange fees limited due to the Durbin Amendment, which applied to Cadence beginning in the third quarter of 2018. These declines were partially offset by increase of $1.8 million in credit related fees due to increased capital markets income and growth in loan originations. The linked quarter increase resulted from an increase of $1.6 million in credit related fees partially offset by market related declines in trust services revenue and investment advisory revenue, as well as a small decline in mortgage banking revenue.

Noninterest expense for 2018 was $258.3 million for 2018 compared to $233.4 million for 2017 resulting in an increase of 10.7%. Noninterest expense for the fourth quarter of 2018 was $72.7 million, an increase of $6.3 million, or 9.5%, from $66.4 million during the same period in 2017, and an increase of $11.5 million, or 18.7%, from $61.2 million for the third quarter of 2018.  Adjusted noninterest expenses(4), which has been adjusted to reflect the impact of non-routine items(2), was $237.5 million for 2018 compared to $230.1 million for 2017, or an increase of 3.2%. Adjusted noninterest expenses were $60.9 million for the fourth quarter of 2018, down 3.6% from $63.1 million for the fourth quarter of 2017 and up slightly from $59.0 million in the third quarter of 2018.  The changes in adjusted noninterest expenses during the periods are largely a result of lower intangible asset amortization and OREO costs during 2018, offset by modest increases in operating costs due to business and balance sheet growth.

Non-routine expenses in the fourth quarter of 2018 totaled $11.8 million and included $2.0 million in State Bank merger related expenses and $9.8 million in non-routine, specially designated bonuses granted by the Board of Directors as a result of the transition of Cadence’s ownership from being 100% owned by Cadence Bancorp, LLC (“LLC”), the original top-tier holding company, to being 100% owned by the public, significantly enhancing the liquidity of Cadence’s stock. This transition was effected through a succession of events beginning with Cadence’s IPO in April, 2017, followed by a series of five successful secondary offerings, and concluding with a final distribution of stock and cash, dissolving the LLC in December 2018. Cadence (NYSE: CADE) is the surviving, publicly held holding company.

Non-routine expense in the fourth quarter of 2017 included $1.3 million of secondary offering expenses, and $2.0 million related to legal expenses associated with a legacy bank matter resolved in 2018.   Non-routine expense in the third quarter of 2018 included $2.0 million in secondary offering expenses and $0.2 million in merger expenses.

Our efficiency ratio(1) for 2018 was 53.6% compared to 54.8% for 2017. The efficiency ratio in the current quarter was impacted by the noted non-routine expenses, with the fourth quarter of 2018 at 58.6%, as compared to the fourth quarter of 2017 and third quarter of 2018 ratios of 58.4% and 50.2%, respectively.  Excluding non-routine revenues and expenses, the adjusted efficiency ratio(1) was 49.6% for 2018 and 54.1% for 2017. The adjusted efficiency ratio was 49.0% for the fourth quarter of 2018.  This compares to an adjusted efficiency ratio of 55.6% and 48.4% for the fourth quarter of 2017 and third quarter of 2018, respectively.

(1)

Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	See Table 7 for a detail of non-routine income and expenses.

Taxes:

The effective tax rate for the quarter ended December 31, 2018 was 24.9% as compared to 34.8% in the fourth quarter of 2017 (excluding the one-time tax charge related to tax reform) and 24.2% in the third quarter of 2018.   Our effective tax rate for 2018 was 21.3%.

Quarterly Dividend:

On January 22, 2019, the Board of Directors of Cadence declared a quarterly cash dividend in the amount of $0.175 per share of outstanding common stock, representing an annualized dividend of $0.70 per share.  The dividend will be paid on March 15, 2019 to holders of record of Cadence’s Class A common stock on March 1, 2019.

Cadence Bancorp, LLC Activity:

The LLC was dissolved in December 2018. At that time, the final distribution of net assets to unit holders was completed.

Supplementary Financial Tables (Unaudited):

Supplementary Financial Tables (Unaudited) are included in this release following the customary disclosure information.

Fourth Quarter 2018 Earnings Conference Call:

Cadence Bancorporation executive management will host a conference call to discuss fourth quarter 2018 results on Monday, January 28, 2019, at 12:00 p.m. CT / 1:00 p.m. ET.  Slides to be presented by management on the conference call can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Presentations”.

Conference Call Access:

To access the conference call, please dial one of the following numbers approximately 10-15 minutes prior to the start time to allow time for registration and use the Elite Entry Number provided below.

Dial in (toll free):	1-888-317-6003
International dial in:	1-412-317-6061
Canada (toll free):	1-866-284-3684
Participant Elite Entry Number:	2919757

For those unable to participate in the live presentation, a replay will be available through February 11, 2019.  To access the replay, please use the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10127363
End Date:	February 11, 2019

Webcast Access:

A webcast of the conference call presented by management can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Event Calendar”. Slides are available under the “Presentations” tab.

About Cadence Bancorporation

Cadence Bancorporation (NYSE: CADE), headquartered in Houston, Texas, is a regional financial holding company with $12.7 billion in assets as of December 31, 2018, and the recently acquired State Bank franchise had assets as of $4.9 billion as of December 31, 2018.  Cadence operates 98 branch locations in Alabama, Florida, Georgia, Mississippi, Tennessee and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions.  Services and products include commercial and business banking, treasury management, specialized lending, asset-based lending, commercial real estate, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, personal and business insurance, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards.  Clients have access to leading-edge online and mobile solutions, interactive teller machines, and more than 55,000 ATMs.  The Cadence team of 1,800 associates is committed to exceeding customer expectations and helping their clients succeed financially.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Such factors include, without limitation, the “Risk Factors” referenced in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2018, and our Registration Statement on Form S-4 filed with the SEC on July 20, 2018, other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the following factors: business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to implement our business plan; material weaknesses in our internal control over financial reporting; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of our loan portfolio, including the identify of our borrowers and the concentration of loans in energy-related industries and in our specialized industries; the portion of our loan portfolio that is comprised of participations and shared national credits; the amount of nonperforming and classified assets we hold; the possibility that the anticipated benefits of the merger with State Bank are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Cadence and State Bank do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction. Cadence can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and Cadence does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “efficiency ratio,” “adjusted efficiency ratio,” “adjusted noninterest expenses,” “adjusted operating revenue,” “tangible common equity ratio,” “tangible book value per share” and “return on average tangible common equity”, “adjusted return on average tangible common equity”. “adjusted return on average assets”, “adjusted diluted earnings per share” and “pre-tax, pre-provision net earnings,” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.  A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables (Table 7).

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Contact Information

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com

Table 1 - Selected Financial Data

	As of and for the Three Months Ended					For the Year Ended December 31,
(In thousands, except share and per share data)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	2018	2017
Statement of Income Data:
Interest income	$143,857	$131,753	$123,963	$113,093	$108,370	$512,666	$396,867
Interest expense	40,711	33,653	28,579	21,982	20,459	124,925	70,651
Net interest income	103,146	98,100	95,384	91,111	87,911	387,741	326,216
Provision for credit losses	8,422	(1,365)	1,263	4,380	(4,475)	12,700	9,735
Net interest income after provision	94,724	99,465	94,121	86,731	92,386	375,041	316,481
Noninterest income - service fees and revenue	21,217	20,490	21,395	23,904	22,405	87,008	90,052
Noninterest income - other noninterest income	(210)	3,486	3,277	1,079	3,251	7,630	9,822
Noninterest expense	72,697	61,231	62,435	61,939	66,371	258,301	233,356
Income before income taxes	43,034	62,210	56,358	49,775	51,671	211,378	182,999
Income tax expense	10,709	15,074	8,384	10,950	36,980	45,117	80,646
Net income	$32,325	$47,136	$47,974	$38,825	$14,691	$166,261	$102,353
Weighted average common shares outstanding
Basic	83,375,485	83,625,000	83,625,000	83,625,000	83,625,000	83,562,109	81,072,945
Diluted	83,375,485	84,660,256	84,792,657	84,674,807	84,717,005	84,375,289	81,605,015
Earnings
Basic	$0.39	$0.56	$0.57	$0.46	$0.18	$1.99	$1.26
Diluted	0.39	0.56	0.57	0.46	0.17	1.97	1.25
Period-End Balance Sheet Data:
Investment securities	$1,187,252	$1,206,387	$1,049,710	$1,251,834	$1,262,948	$1,187,252	$1,262,948
Total loans, net of unearned income	10,053,923	9,443,819	8,975,755	8,646,987	8,253,427	10,053,923	8,253,427
Allowance for credit losses	94,378	86,151	90,620	91,537	87,576	94,378	87,576
Total assets	12,730,285	11,759,837	11,305,528	10,999,382	10,948,926	12,730,285	10,948,926
Total deposits	10,708,689	9,558,276	9,331,055	9,048,971	9,011,515	10,708,689	9,011,515
Noninterest-bearing deposits	2,454,016	2,094,856	2,137,407	2,040,977	2,242,765	2,454,016	2,242,765
Interest-bearing deposits	8,254,673	7,463,420	7,193,648	7,007,994	6,768,750	8,254,673	6,768,750
Borrowings and subordinated debentures	471,770	662,658	471,453	471,335	470,814	471,770	470,814
Total shareholders’ equity	1,438,274	1,414,826	1,389,956	1,357,103	1,359,056	1,438,274	1,359,056
Average Balance Sheet Data:
Investment securities	$1,187,947	$1,141,704	$1,183,055	$1,234,226	$1,228,330	$1,180,623	$1,155,819
Total loans, net of unearned income	9,890,419	9,265,754	8,848,820	8,443,951	8,226,294	9,116,602	7,825,763
Allowance for credit losses	87,996	92,783	93,365	89,097	94,968	90,813	90,621
Total assets	12,249,819	11,585,969	11,218,432	10,922,274	10,586,245	11,498,013	10,020,036
Total deposits	10,038,180	9,489,268	9,135,359	9,012,390	8,635,473	9,421,803	8,186,781
Noninterest-bearing deposits	2,210,793	2,153,097	2,058,255	2,128,595	2,170,758	2,137,953	1,965,070
Interest-bearing deposits	7,827,387	7,336,171	7,077,104	6,883,795	6,464,715	7,283,850	6,221,711
Borrowings and subordinated debentures	652,813	567,864	595,087	444,557	502,428	565,658	493,196
Total shareholders’ equity	1,412,643	1,395,061	1,358,770	1,342,445	1,348,867	1,377,471	1,253,861

Table 1 (Continued) - Selected Financial Data

	As of and for the Three Months Ended					For the Year Ended December 31,
(In thousands, except share and per share data)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	2018	2017
Per Share Data:(3)
Book value per common share	17.43	16.92	16.62	16.23	16.25	17.43	16.25
Tangible book value (1)	13.62	13.15	12.85	12.32	12.33	13.62	12.33
Cash dividends declared	$0.150	$0.150	$0.125	$0.125	$—	$0.55	$—
Dividend payout ratio	38.46%	26.79%	21.93%	27.17%	—%	27.64%	—%
Performance Ratios:
Return on average common equity (2)	9.08%	13.40%	14.16%	11.73%	4.32%	12.07%	8.16%
Return on average tangible common equity (1) (2)	11.68	17.32	18.58	15.52	5.71	15.73	11.08
Return on average assets (2)	1.05	1.61	1.72	1.44	0.55	1.45	1.02
Net interest margin (2)	3.55	3.58	3.66	3.64	3.59	3.61	3.57
Efficiency ratio (1)	58.55	50.16	52.00	53.35	58.44	53.55	54.77
Adjusted efficiency ratio (1)	48.99	48.36	50.74	50.22	55.57	49.56	54.12
Asset Quality Ratios:
Total nonperforming assets ("NPAs") to total loans and OREO and other NPAs	0.81%	0.66%	0.63%	0.84%	0.85%	0.81%	0.85%
Total nonperforming loans to total loans	0.74	0.50	0.44	0.60	0.58	0.74	0.58
Total ACL to total loans	0.94	0.91	1.01	1.06	1.06	0.94	1.06
ACL to total nonperforming loans ("NPLs")	127.12	182.52	230.60	175.30	183.62	127.12	183.62
Net charge-offs to average loans (2)	0.01	0.13	0.10	0.02	0.13	0.06	0.06
Capital Ratios:
Total shareholders’ equity to assets	11.3%	12.0%	12.3%	12.3%	12.4%	11.3%	12.4%
Tangible common equity to tangible assets (1)	9.1	9.6	9.8	9.7	9.7	9.1	9.7
Common equity tier 1 (4)	9.8	10.4	10.5	10.4	10.6	9.8	10.6
Tier 1 leverage capital (4)	10.1	10.7	10.7	10.6	10.7	10.1	10.7
Tier 1 risk-based capital (4)	10.1	10.7	10.9	10.8	10.9	10.1	10.9
Total risk-based capital (4)	11.8	12.4	12.7	12.6	12.8	11.8	12.8
_____________________
(1)

Considered a non-GAAP financial measure. See Table 7 "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	Annualized for the three month periods.
(3)	Cadence Bancorp, LLC was dissolved in the fourth quarter of 2018 and owns zero shares of Cadence’s common shares at December 31, 2018.
(4)	Current quarter regulatory capital ratios are estimates.

Table 2 - Average Balances/Yield/Rates

	For the Three Months Ended December 31,
	2018			2017
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated and ANCI loans	$9,682,781	$126,972	5.20%	$7,961,692	$89,762	4.47%
ACI portfolio	207,638	5,584	10.67	264,602	8,145	12.21
Total loans	9,890,419	132,556	5.32	8,226,294	97,907	4.72
Investment securities
Taxable	980,403	6,909	2.80	817,971	5,000	2.43
Tax-exempt (2)	207,544	2,202	4.21	410,359	5,047	4.88
Total investment securities	1,187,947	9,111	3.04	1,228,330	10,047	3.25
Federal funds sold and short-term investments	437,565	2,092	1.90	409,317	1,151	1.12
Other investments	58,388	559	3.80	51,318	1,030	7.96
Total interest-earning assets	11,574,319	144,318	4.95	9,915,259	110,135	4.41
Noninterest-earning assets:
Cash and due from banks	73,878			66,849
Premises and equipment	63,258			64,730
Accrued interest and other assets	626,360			634,375
Allowance for credit losses	(87,996)			(94,968)
Total assets	$12,249,819			$10,586,245
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$5,242,091	$20,024	1.52%	$4,424,371	$7,844	0.70%
Savings deposits	174,156	163	0.37	177,413	112	0.25
Time deposits	2,411,140	13,792	2.27	1,862,931	7,129	1.52
Total interest-bearing deposits	7,827,387	33,979	1.72	6,464,715	15,085	0.93
Other borrowings	517,051	4,266	3.27	367,373	3,021	3.26
Subordinated debentures	135,762	2,466	7.21	135,055	2,353	6.91
Total interest-bearing liabilities	8,480,200	40,711	1.90	6,967,143	20,459	1.17
Noninterest-bearing liabilities:
Demand deposits	2,210,793			2,170,758
Accrued interest and other liabilities	146,183			99,477
Total liabilities	10,837,176			9,237,378
Shareholders' equity	1,412,643			1,348,867
Total liabilities and shareholders' equity	$12,249,819			$10,586,245
Net interest income/net interest spread		103,607	3.05%		89,676	3.24%
Net yield on earning assets/net interest margin			3.55%			3.59%
Taxable equivalent adjustment:
Investment securities		(461)			(1,765)
Net interest income		$103,146			$87,911
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)

Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21% for the three months ended December 31, 2018, and a tax rate of 35% for the three months ended December 31, 2017.

	For the Three Months Ended December 31, 2018			For the Three Months Ended September 30, 2018
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated and ANCI loans	$9,682,781	$126,972	5.20%	$9,036,566	$115,814	5.08%
ACI portfolio	207,638	5,584	10.67	229,188	5,243	9.08
Total loans	9,890,419	132,556	5.32	9,265,754	121,057	5.18
Investment securities
Taxable	980,403	6,909	2.80	928,275	6,248	2.67
Tax-exempt (2)	207,544	2,202	4.21	213,429	2,195	4.08
Total investment securities	1,187,947	9,111	3.04	1,141,704	8,443	2.93
Federal funds sold and short-term investments	437,565	2,092	1.90	458,491	2,039	1.76
Other investments	58,388	559	3.80	54,762	675	4.89
Total interest-earning assets	11,574,319	144,318	4.95	10,920,711	132,214	4.80
Noninterest-earning assets:
Cash and due from banks	73,878			71,777
Premises and equipment	63,258			62,422
Accrued interest and other assets	626,360			623,842
Allowance for credit losses	(87,996)			(92,783)
Total assets	$12,249,819			$11,585,969
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$5,242,091	$20,024	1.52%	$5,175,915	$17,046	1.31%
Savings deposits	174,156	163	0.37	181,449	149	0.33
Time deposits	2,411,140	13,792	2.27	1,978,807	10,312	2.07
Total interest-bearing deposits	7,827,387	33,979	1.72	7,336,171	27,507	1.49
Other borrowings	517,051	4,266	3.27	432,279	3,673	3.37
Subordinated debentures	135,762	2,466	7.21	135,585	2,473	7.24
Total interest-bearing liabilities	8,480,200	40,711	1.90	7,904,035	33,653	1.69
Noninterest-bearing liabilities:
Demand deposits	2,210,793			2,153,097
Accrued interest and other liabilities	146,183			133,776
Total liabilities	10,837,176			10,190,908
Stockholders' equity	1,412,643			1,395,061
Total liabilities and stockholders' equity	$12,249,819			$11,585,969
Net interest income/net interest spread		103,607	3.05%		98,561	3.11%
Net yield on earning assets/net interest margin			3.55%			3.58%
Taxable equivalent adjustment:
Investment securities		(461)			(461)
Net interest income		$103,146			$98,100
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21%.

	Years Ended December 31,
	2018			2017
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income(1)
Originated and ANCI loans	$8,882,806	$448,084	5.04%	$7,535,099	$327,857	4.35%
ACI portfolio	233,796	22,060	9.44	290,664	31,451	10.82
Total loans	9,116,602	470,144	5.16	7,825,763	359,308	4.59
Investment securities
Taxable	888,341	23,793	2.68	747,590	18,089	2.42
Tax-exempt (2)	292,282	12,077	4.13	408,229	20,554	5.03
Total investment securities	1,180,623	35,870	3.04	1,155,819	38,643	3.34
Federal funds sold and short-term investments	465,554	6,930	1.49	313,683	3,336	1.06
Other investments	54,538	2,259	4.14	49,781	2,774	5.57
Total interest-earning assets	10,817,317	515,203	4.76	9,345,046	404,061	4.32
Noninterest-earning assets:
Cash and due from banks	79,560			60,108
Premises and equipment	62,841			65,428
Accrued interest and other assets	629,108			640,075
Allowance for credit losses	(90,813)			(90,621)
Total assets	$11,498,013			$10,020,036
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$4,983,113	57,795	1.16	$4,360,252	27,030	0.62
Savings deposits	181,194	560	0.31	181,500	456	0.25
Time deposits	2,119,543	42,093	1.99	1,679,959	22,213	1.32
Total interest-bearing deposits	7,283,850	100,448	1.38	6,221,711	49,699	0.80
Other borrowings	430,159	14,678	3.41	358,413	11,644	3.25
Subordinated debentures	135,499	9,799	7.23	134,783	9,308	6.91
Total interest-bearing liabilities	7,849,508	124,925	1.59	6,714,907	70,651	1.05
Noninterest-bearing liabilities:
Demand deposits	2,137,953			1,965,070
Accrued interest and other liabilities	133,081			86,198
Total liabilities	10,120,542			8,766,175
Shareholders' equity	1,377,471			1,253,861
Total liabilities and shareholders' equity	$11,498,013			$10,020,036
Net interest income/net interest spread		390,278	3.17%		333,410	3.27%
Net yield on earning assets/net interest margin			3.61%			3.57%
Taxable equivalent adjustment:
Investment securities		(2,537)			(7,194)
Net interest income		$387,741			$326,216
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21% for 2018 and a tax rate of 35% for 2017.

Table 3 – Loan Interest Income Detail

	For the Three Months Ended,					For the Years Ended December 31,
(In thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	2018	2017
Loan Interest Income Detail
Interest income on loans, excluding ACI loans	$126,972	$115,814	$108,130	$97,168	$89,762	$448,084	$327,857
Scheduled accretion for the period	4,724	4,881	5,016	5,192	5,348	19,813	23,303
Recovery income for the period	860	362	594	431	2,797	2,247	8,148
Accretion on acquired credit impaired (ACI) loans	5,584	5,243	5,610	5,623	8,145	22,060	31,451
Loan interest income	$132,556	$121,057	$113,740	$102,791	$97,907	$470,144	$359,308

Loan yield, excluding ACI loans	5.20%	5.08%	5.04%	4.81%	4.47%	5.04%	4.35%
ACI loan yield	10.67	9.08	9.28	8.96	12.21	9.44	10.82
Total loan yield	5.32%	5.18%	5.16%	4.94%	4.72%	5.16%	4.59%

Table 4 - Allowance for Credit Losses

	For the Three Months Ended					For the Years Ended December 31,
(In thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	2018	2017
Balance at beginning of period	$86,151	$90,620	$91,537	$87,576	$94,765	$87,576	$82,268
Charge-offs	(318)	(3,265)	(3,650)	(812)	(2,860)	(8,045)	(6,871)
Recoveries	123	161	1,470	393	146	2,147	2,444
Net charge-offs	(195)	(3,104)	(2,180)	(419)	(2,714)	(5,898)	(4,427)
Provision for (reversal of) credit losses	8,422	(1,365)	1,263	4,380	(4,475)	12,700	9,735
Balance at end of period	$94,378	$86,151	$90,620	$91,537	$87,576	$94,378	$87,576

Table 5 -Noninterest Income

	For the Three Months Ended					For the Years Ended December 31,
(In thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	2018	2017
Noninterest Income
Investment advisory revenue	$5,170	$5,535	$5,343	$5,299	$5,257	$21,347	$20,517
Trust services revenue	4,182	4,449	4,114	5,015	4,836	17,760	19,264
Service charges on deposit accounts	3,856	3,813	3,803	3,960	3,753	15,432	15,272
Credit-related fees	5,191	3,549	3,807	3,577	3,372	16,124	12,166
Insurance revenue	—	—	417	2,259	1,470	2,677	7,378
Bankcard fees	1,073	1,078	1,915	1,884	1,833	5,951	7,310
Mortgage banking revenue	398	747	650	577	687	2,372	3,731
Other service fees earned	1,347	1,319	1,346	1,333	1,197	5,345	4,414
Total service fees and revenue	21,217	20,490	21,395	23,904	22,405	87,008	90,052
Securities gains (losses), net	(54)	2	(1,813)	12	16	(1,853)	(146)
Other	(156)	3,484	5,090	1,067	3,235	9,483	9,968
Total other noninterest income	(210)	3,486	3,277	1,079	3,251	7,630	9,822
Total noninterest income	$21,007	$23,976	$24,672	$24,983	$25,656	$94,638	$99,874

Table 6 -Noninterest Expense

	For the Three Months Ended					For the Years Ended December 31,
(In thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	2018	2017
Noninterest Expenses
Salaries and employee benefits	$43,495	$35,790	$38,268	$37,353	$35,162	$154,905	$139,118
Premises and equipment	8,212	7,544	7,131	7,591	7,629	30,478	28,921
Merger related expenses	2,049	178	756	—	—	2,983	—
Intangible asset amortization	598	650	715	792	1,085	2,755	4,652
Net cost of operation of other real estate owned	195	398	112	(52)	1,075	653	2,251
Data processing	2,117	1,989	2,304	2,365	2,504	8,775	7,590
Consulting and professional fees	3,675	4,266	2,409	2,934	4,380	13,285	9,090
Loan related expenses	1,424	821	645	255	810	3,145	2,379
FDIC insurance	1,230	1,237	1,223	955	939	4,645	4,275
Communications	684	682	703	704	857	2,773	2,837
Advertising and public relations	928	679	575	341	683	2,523	2,048
Legal expenses	395	242	468	2,627	2,626	3,732	4,178
Other	7,694	6,755	7,126	6,074	8,621	27,649	26,017
Total noninterest expenses	$72,697	$61,231	$62,435	$61,939	$66,371	$258,301	$233,356

Table 7 - Reconciliation of Non-GAAP Financial Measures

	As of and for the Three Months Ended					As of and for the Year Ended December 31,
(In thousands, except share and per share data)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	2018	2017
Efficiency ratio
Noninterest expenses (numerator)	$72,697	$61,231	$62,435	$61,939	$66,371	$258,301	$233,356
Net interest income	$103,146	$98,100	$95,384	$91,111	$87,911	$387,741	$326,216
Noninterest income	21,007	23,976	24,672	24,983	25,656	94,638	99,874
Operating revenue (denominator)	$124,153	$122,076	$120,056	$116,094	$113,567	$482,379	$426,090
Efficiency ratio	58.55%	50.16%	52.00%	53.35%	58.44%	53.55%	54.77%
Adjusted efficiency ratio
Noninterest expenses	$72,697	$61,231	$62,435	$61,939	$66,371	$258,301	$233,356
Less: Merger related expenses	2,049	178	756	—	—	2,983	—
Less: Secondary offerings expenses	—	2,022	1,165	1,365	1,302	4,552	1,302
Less: Specially designated bonuses	9,795	—	—	—	—	9,795	—
Less: Other non-routine expenses(2)	—	—	1,145	2,278	1,964	3,423	1,964
Adjusted noninterest expenses (numerator)	$60,853	$59,031	$59,369	$58,296	$63,105	$237,548	$230,090
Net interest income	$103,146	$98,100	$95,384	$91,111	$87,911	$387,741	$326,216
Noninterest income	21,007	23,976	24,672	24,983	25,656	94,638	99,874
Less: Gain on sale of insurance assets	—	—	4,871	—	—	4,871	1,093
Less: Securities (losses) gains, net	(54)	2	(1,813)	12	16	(1,853)	(146)
Adjusted noninterest income	21,061	23,974	21,614	24,971	25,640	91,620	98,927
Adjusted operating revenue (denominator)	$124,207	$122,074	$116,998	$116,082	$113,551	$479,361	$425,143
Adjusted efficiency ratio	48.99%	48.36%	50.74%	50.22%	55.57%	49.56%	54.12%
Tangible common equity ratio
Shareholders’ equity	$1,438,274	$1,414,826	$1,389,956	$1,357,103	$1,359,056	$1,438,274	$1,359,056
Less: Goodwill and other intangible assets, net	(314,400)	(314,998)	(315,648)	(327,247)	(328,040)	(314,400)	(328,040)
Tangible common shareholders’ equity	1,123,874	1,099,828	1,074,308	1,029,856	1,031,016	1,123,874	1,031,016
Total assets	12,730,285	11,759,837	11,305,528	10,999,382	10,948,926	12,730,285	10,948,926
Less: Goodwill and other intangible assets, net	(314,400)	(314,998)	(315,648)	(327,247)	(328,040)	(314,400)	(328,040)
Tangible assets	$12,415,885	$11,444,839	$10,989,880	$10,672,135	$10,620,886	$12,415,885	$10,620,886
Tangible common equity ratio	9.05%	9.61%	9.78%	9.65%	9.71%	9.05%	9.71%
Tangible book value per share
Shareholders’ equity	$1,438,274	$1,414,826	$1,389,956	$1,357,103	$1,359,056	$1,438,274	$1,359,056
Less: Goodwill and other intangible assets, net	(314,400)	(314,998)	(315,648)	(327,247)	(328,040)	(314,400)	(328,040)
Tangible common shareholders’ equity	$1,123,874	$1,099,828	$1,074,308	$1,029,856	$1,031,016	$1,123,874	$1,031,016
Common shares outstanding	82,497,009	83,625,000	83,625,000	83,625,000	83,625,000	82,497,009	83,625,000
Tangible book value per share	$13.62	$13.15	$12.85	$12.32	$12.33	$13.62	$12.33

(1)	Annualized for the three month periods.
(2)

Other non-routine expenses for the second quarter of 2018 included expenses related to the sale of the assets of our insurance company.  Non-routine expenses for the first quarter of 2018 and fourth quarter of 2017, represent legal costs associated with litigation related to a pre-acquisition matter of a legacy acquired bank that has been resolved.

Table 7 (Continued) – Reconciliation of Non-GAAP Measures

	As of and for the Three Months Ended					As of and for the Year Ended December 31,
(In thousands, except share and per share data)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	2018	2017
Return on average tangible common equity
Average common equity	$1,412,643	$1,395,061	$1,358,770	$1,342,445	$1,348,867	$1,377,471	$1,253,861
Less: Average intangible assets	(314,759)	(315,382)	(323,255)	(327,727)	(328,697)	(320,232)	(330,411)
Average tangible common shareholders’ equity	$1,097,884	$1,079,679	$1,035,515	$1,014,718	$1,020,170	$1,057,239	$923,450
Net income	$32,325	$47,136	$47,974	$38,825	$14,691	$166,261	$102,353
Return on average tangible common equity(1)	11.68%	17.32%	18.58%	15.52%	5.71%	15.73%	11.08%
Adjusted return on average tangible common equity
Average tangible common shareholders’ equity	$1,097,884	$1,079,679	$1,035,515	$1,014,718	$1,020,170	$1,057,239	$923,450
Net income	$32,325	$47,136	$47,974	$38,825	$14,691	$166,261	$102,353
Non-routine items:
Plus: Merger related expenses	2,049	178	756	—	—	2,983	—
Plus: Secondary offerings expenses	—	2,022	1,165	1,365	1,302	4,552	1,302
Plus: Specially designated bonuses	9,795	—	—	—	—	9,795	—
Plus: Other non-routine expenses(2)	—	—	1,145	2,278	1,964	3,423	1,964
Less: Gain on sale of insurance assets	—	—	4,871	—	-	4,871	1,093
Less: Securities gains (losses), net	(54)	2	(1,813)	12	16	(1,853)	(146)
Tax expense:
Plus: One-time tax charge related to Tax Reform	—	—	—	—	19,022	—	19,022
Less: Benefit of legacy loan bad debt deduction for tax	—	—	5,991	—	—	5,991	—
Less: Income tax effect of tax deductible non-routine items	2,759	34	(166)	529	721	3,157	376
Total non-routine items, after tax	9,139	2,164	(5,817)	3,102	21,551	8,587	20,965
Adjusted net income	$41,464	$49,300	$42,157	$41,927	$36,242	$174,848	$123,318
Adjusted return on average tangible common equity(1)	14.98%	18.12%	16.33%	16.76%	14.09%	16.54%	13.35%
Adjusted return on average assets
Average assets	$12,249,819	$11,585,969	$11,218,432	$10,922,274	$10,586,245	$11,498,013	$10,020,036
Adjusted net income	$41,464	$49,300	$42,157	$41,927	$36,242	$174,848	$123,318
Adjusted return on average assets(1)	1.34%	1.69%	1.51%	1.56%	1.36%	1.52%	1.23%
(1)	Annualized for the three-month periods.
(2)

Other non-routine expenses for the second quarter of 2018 included expenses related to the sale of the assets of our insurance company.  Non-routine expenses for the first quarter of 2018 and fourth quarter of 2017, represent legal costs associated with litigation related to a pre-acquisition matter of a legacy acquired bank that has been resolved.

Table 7 (Continued) – Reconciliation of Non-GAAP Measures

	As of and for the Three Months Ended					As of and for the Year Ended December 31,
(In thousands, except share and per share data)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	2018	2017
Diluted weighted average common shares outstanding	83,375,485	84,660,256	84,792,657	84,674,807	84,717,005	84,375,289	81,605,015
Net income allocated to common stock	$32,293	$47,080	$47,914	$38,825	$14,691	$166,064	$102,353
Total non-routine items, after tax	9,139	2,164	(5,817)	3,102	21,551	8,587	20,965
Adjusted net income allocated to common stock	$41,432	$49,244	$42,097	$41,927	$36,242	$174,651	$123,318
Adjusted diluted earnings per share	$0.50	$0.58	$0.50	$0.50	$0.43	$2.07	$1.51
Adjusted pre-tax, pre-provision net earnings
Income before taxes	$43,034	$62,210	$56,358	$49,775	$51,671	$211,378	$182,999
Plus: Provision for credit losses	8,422	(1,365)	1,263	4,380	(4,475)	12,700	9,735
Plus: Total non-routine items before taxes	11,898	2,198	8	3,631	3,250	17,735	2,319
Adjusted pre-tax, pre-provision net earnings	$63,354	$63,043	$57,629	$57,786	$50,446	$241,813	$195,053